Exhibit 4.17(b)

Translation for information

EURO DISNEYLAND PROJECT IN FRANCE

Common Agreement dated 10 August 1994
Amended and Restated

Between

Euro Disney S.C.A.
Euro Disney Associés S.C.A.
EDL Hôtels S.C.A.
Euro Disneyland S.N.C.
Hôtel New York Associés S.N.C.
Newport Bay Club Associés S.N.C.
Sequoia Lodge Associés S.N.C.
Cheyenne Hotel Associés S.N.C.
Hôtel Santa Fe Associés S.N.C.
Centre de Divertissements Associés S.N.C.

And

The banks party to the Phase IA Credit Facility Agreement
Caisse des Dépôts et Consignations
The Partners party to the Phase IA Partners Advances Agreement the Banks party to the Phase IB Credit Facility Agreement
the SNC Hotel Companies’ Partners and the Lenders party to the Phase IB Advances Agreement

Agents

BNP PARIBAS
CALYON
CDC

Advisers to BNP PARIBAS and CALYON Slaughter and May 112, avenue Kléber 75116 Paris	Advisers to CDC Gide Loyrette Nouel 28, cours Albert 1er 75008 Paris

Adviser to the Borrowers
Freshfields Bruckhaus Deringer
2-4, rue Paul Cézanne
75008 Paris

Table of Contents

1.	DEFINITIONS

2.	UNDERTAKINGS

3.	AUTHORISATIONS AND DEROGATIONS RELATING TO THE COVENANTS

4.	IMPLEMENTATION OF THE STIPULATIONS OF THE MEMORANDUM OF AGREEMENT

5.	PREPAYMENT

6.	EXPERT

7.	DURATION

8.	WAIVER

9.	GENERAL PROVISIONS

SCHEDULE I - List of current subsidiaries, direct and indirect, of Euro Disney S.C.A., Euro Disney Associés S.C.A. and EDL Hôtels S.C.A. (after the Contribution)

SCHEDULE II - List of Phase IA Banks, Phase IA Partners, Phase IB Banks and Phase IB Lenders

SCHEDULE III - Remuneration Agreement - Form of Letter from Euro Disney S.A.S. and Euro Disney SCA to the BNP Paribas, CALYON and CDC

SCHEDULE IV - First Part Licence Supplemental Agreement ((ii) of the definition)

SCHEDULE IV - Second Part Licence Supplemental Agreement ((iii) of the definition)

SCHEDULE IV - Part Three Letter from Disney Enterprises, Inc. ((iv) of the definition)

SCHEDULE V - Covenants

BETWEEN :

1)                                     EURO DISNEY S.C.A., a French société en commandite par actions (limited partnership with shares), having its registered office at Immeubles Administratifs, Route Nationale 34, Chessy, 77700,

(hereinafter referred to as “Euro Disney S.C.A.” )

2)                                     EURO DISNEY ASSOCIES S.C.A., a French société en commandite par actions (limited partnership with shares), having its registered office at Immeubles Administratifs, Route Nationale 34, Chessy, 77700,

acting both in its own name and in the name and for the account of its subsidiaries, a list of which appears in schedule I,

(hereinafter referred to as “Euro Disney Associés S.C.A.”)

3)                                     EDL HOTELS S.C.A., a French société en commandite par actions (limited partnership with shares), having its registered office at Immeubles Administratifs, Route Nationale 34, Chessy, 77700,

acting both in its own name and in the name and for the account of its subsidiaries, a list of which appears in schedule I,

(hereinafter referred to as “EDL Hôtels”)

4)                                     EURO DISNEYLAND S.N.C., a French société en nom collectif (general partnership), having its registered office at Immeubles Administratifs, Route Nationale 34, Chessy, 77700,

(hereinafter referred to as “Euro Disneyland S.N.C.”)

5)                                     HOTEL NEW YORK ASSOCIES S.N.C., a French société en nom collectif (general partnership), having its registered office at Immeubles Administratifs, Route Nationale 34, Chessy, 77700,

6)                                     NEWPORT BAY CLUB ASSOCIES S.N.C., a French société en nom collectif (general partnership), having its registered office at Immeubles Administratifs, Route Nationale 34, Chessy, 77700,

7)                                     SEQUOIA LODGE ASSOCIES S.N.C., a French société en nom collectif (general partnership), having its registered office at Immeubles Administratifs, Route Nationale 34, Chessy, 77700,

8)                                     CHEYENNE HOTEL ASSOCIES S.N.C., a French société en nom collectif (general partnership), having its registered office at Immeubles Administratifs, Route Nationale 34, Chessy, 77700,

9)                                     HOTEL SANTA FE ASSOCIES S.N.C., a French société en nom collectif (general partnership), having its registered office at Immeubles Administratifs, Route Nationale 34, Chessy, 77700,

10)                               CENTRE DE DIVERTISSEMENTS ASSOCIES S.N.C., a French société en nom collectif (general partnership), having its registered office at Immeubles Administratifs, Route Nationale 34, Chessy, 77700,

(hereinafter collectively referred to as the “SNC Hotel Companies” or individually as a “Hotel S.N.C.”)

(Euro Disneyland S.N.C. and the SNC Hotel Companies are hereinafter collectively referred to as the SNCs or individually as an SNC.)

(Euro Disney Associés S.C.A., EDL Hôtels, Euro Disneyland S.N.C. and the SNC Hotel Companies being hereinafter collectively referred to as the “Borrowers” or individually as a “Borrower”)

And:

11)                               The banks party to the Phase IA Credit Facility Agreement, which are listed in schedule II of this agreement,

represented by their Agent, BNP PARIBAS,

(hereinafter referred to as the “Phase IA Banks”)

12)                               CAISSE DES DEPOTS ET CONSIGNATIONS, special institution created by the law of 28 April 1816 codified in articles L.518-2 and following the Code monétaire et financier, having its registered office at 56 rue de Lille, 75007 Paris,

(hereinafter referred to as “CDC”)

13)                               The Partners party to the Phase IA Partners Advances Agreement, which are listed in schedule III of this agreement,

represented by their Agent, CALYON,

(hereinafter referred to as the “Phase IA Partners”)

14)                               The banks parties to the Phase IB Credit Facility Agreement, which are listed in schedule II of this agreement.

represented by their Agent, CALYON,

(hereinafter referred to as the “Phase IB Banks”)

15)                               The SNC Hotel Companies partners and the lenders party to the Phase IB Advances Agreement, which are listed in schedule II of this agreement,

Represented by their Agent, CALYON,

(hereinafter referred to as the “Phase IB Lenders”)

(The Phase IA Banks, CDC, the Phase IA Partners, the Phase IB Banks, the Phase IB Lenders are hereinafter collectively referred to as the “Creditors” or individually as a “Creditor”).

WHEREAS:

(A)                             Under the terms of the Amendment and Restatement Agreement to the Common Agreement dated 1 December 2004, the parties to that agreement have agreed to (a) establish a consolidated version of the Common Agreement including the modifications which have been made to it particularly by the consultation of the 25 September 1995 as well as by the authorisation and dispensation request of 6 September 1999; (b) modify this consolidated version to (i) clear the text of all historical requirements which have no further use and update certain obsolete references and (ii) implement the Memorandum of Agreement ; and (c) restate all of the unamended stipulations the Common Agreement at the Restatement Date, pursuant to the terms of the amended and restated contract and appearing in a schedule to that agreement.

(B)                               This amended and restated Common Agreement constitutes that schedule.

NOW, THEREFORE, THE PARTIES HERETO HEREBY AGREE AS FOLLOWS:

1.                                     DEFINITIONS

For the interpretation of the Common Agreement and its schedules, in addition to the terms defined in the parties clause, the schedules to the Common Agreement or to each of the Bank Debt Agreements concerned, the following expressions shall have the meanings set out below:

“Agent” means each of the agents appointed as such by each of the Bank Debt Agreements and by CDC for the execution of the CDC Loan Agreements.

“Agreement with the Expert” means each contract signed with the Business Expert, the Expert Accountant and the Investor Expert.

“Amendment and Restatement Agreement to the Common Agreement” means the agreement dated 1 December 2004 including in particular the amendments and restatement of the Common Agreement.

“Bank Debt Agreements” means the following agreements: (i) Phase IA Credit Facility Agreement; (ii) CDC Loan Agreements; (iii) Phase IA Partners Advances Agreement; (iv) Phase IB Credit Facility Agreement; and (v) Phase IB Advances Agreement.

“Base Fee” means the base fee that the Operating Company must pay to Euro Disney SAS in its capacity as gérant of the Operating Company in accordance with the terms of the articles of association of the latter and in accordance with the letter from Euro Disney SA to Euro Disney SCA dated 28 March, 2003 and the agreements mentioned in (ii) of the definition of Remuneration Agreement.

“Business Expert” means the person or body corporate appointed by the Agents, in agreement with the Coordinator, to perform the tasks assigned in accordance with the terms of the Contract with the Expert, the Common Agreement and the Bank Debt Agreements.

“CDC” means la Caisse des Dépôts et Consignations.

“CDC Junior Loans” means the participating loans granted to Euro Disney S.C.A. or Euro Disneyland S.N.C. by CDC under the CDC Participating Loan Agreement.

“CDC Loan Agreements” means the CDC Ordinary Loan Agreement and the CDC Participating Loan Agreement.

“CDC Ordinary Loan Agreement” means the agreement dated 17 May 1989 relating to the granting of ordinary loans between CDC, Euro Disney S.C.A and Euro Disneyland S.N.C., as amended by two supplemental agreements dated 10 August 1994 and 30 September 1999 respectively and an agreement relating to the granting of ordinary loans amended and restated among CDC, Euro Disney S.C.A and Euro Disneyland S.N.C. on 1 December 2004, the entry into force of which is conditional upon completion of the Contribution and Completion of the Share Capital Increase.

“CDC Ordinary Loans” means the ordinary loans granted to Euro Disney S.C.A. or Euro Disneyland S.N.C. by CDC under the CDC Ordinary Loan Agreement.

“CDC Participating Loan Agreement” means the agreement dated 17 May 1989 relating to the granting of participating loans between CDC, Euro Disney S.C.A and Euro Disneyland S.N.C., as amended by two supplemental agreements dated 10 August 1994 and 30 September 1999 respectively and an agreement relating to the granting of participating loans amended and restated among CDC, Euro Disney S.C.A and Euro Disneyland S.N.C. on 1 December 2004, the entry into force of which is conditional upon completion of the Contribution and the Completion of Share Capital Increase.

“CDC Subordinated Long Term Debt Agreement” means each of the agreements relating to the Subordinated Long Term Debt of Euro Disney Associés S.C.A. created under the CDC Second Park Agreements.

 “CDC Second Park Agreements” means:

(a)                                       the loan agreements (tranches A, B, C and D) between Euro Disney S.C.A. and CDC dated 30 September, 1999 as amended by supplemental agreements dated 18 November 2002; and the loan agreements (tranches A, B, C and D) as amended and restated between Euro Disney SCA and CDC dated 1 December 2004; and

(b)                                 the loan agreement (tranche E) between Euro Disney Associés S.C.A. and CDC to be entered into by prior to the Date of Completion of the Share Capital Increase (as defined in the Phase IA Credit Amendment and Restatement Agreement); and

(c)                                  the subordination agreement between Euro Disney S.C.A., the Priority Creditors and CDC dated 19 October 1999 as amended by an amendment agreement between the same parties dated 1 December 2004 and by an amended and restated subordination agreement between Euro Disney Associés SCA, the Priority Creditors and CDC dated 1 December 2004.

“Common Agreement” means the common agreement dated 10 August 1994, between Euro Disney S.C.A., acting both in its own name and in the name and for the account of its subsidiaries appearing in a schedule to the agreement; EDL Hôtels S.C.A., acting both in its own name and in the name and for the account of its subsidiaries appearing in a schedule to the agreement; Euro Disneyland S.N.C.; the SNC Hotel Companies; the Phase IA Banks; the Phase IA Partners; the Phase IB Banks; the Phase IB Lenders; and the CDC, as amended in the context of the requests for authorisations or derogations, including those dated 25 September 1995, 6 September 1999, 7 September 2001 and 30 September 2002, and as amended and restated at the Date of Restatement pursuant to the Common Agreement Amendment and Restatement.

“Completion of Share Capital Increase” means, as regards one of the measures agreed in the framework of the Memorandum of Agreement, that the new shares of Euro Disney S.C.A. will have been subscribed, fully paid up in cash and issued, up to a gross minimum amount of € 250 million, and that the net proceeds will have been paid to Euro Disney S.C.A.

“Conference Centre Lease” means the crédit-bail property agreement dated 15 May 1996 between Centre de Congrès Newport SAS and EDL Hôtels S.C.A. relating to the Newport Bay Club conference centre, as amended.

“Conference Centre Lease Supplemental Agreement” means the supplemental agreement to the credit Conference Centre Lease dated 1 December 2004.

“Contribution” means the contribution of assets and liabilities from Euro Disney S.C.A. to Euro Disney Associés S.C.A. as provided for by the Contribution Agreement.

“Contribution Agreement” means the contribution agreement between Euro Disney Associés S.C.A. and Euro Disney S.C.A. dated 30 September 2004, as amended on 8 November 2004, as it shall be approved by the extraordinary shareholders’ meetings of each of these companies.

“Coordinator” means Euro Disney Associés S.C.A. in its capacity as representative of the Borrowers and of the Group companies, appointed as such conforming to the stipulations of clause 2.2.

“Covenants” means the covenants set out in Schedule V (Covenants).

“EURIBOR” means the annual rate for a period equivalent to the relevant period at which Euro deposits are offered on the European interbank market, at 11 o’clock (Brussels time) on the second TARGET Day preceeding the relevant date, as determined by the Banking Federation of the European Union and displayed on the Telerate or Reuters screen.

“Expert” means, according to the nature of the services to be provided, the Business Expert, the Expert Accountant or the Expert Investor.

“Expert Accountant” means the person or body corporate appointed by the Agents, in agreement with the Coordinator, to perform the tasks assigned to him in accordance with the terms of the Contract with the Expert, the Common Agreement and the Bank Debt Agreements.

“Expert Investor” means the person or body corporate appointed by the Agents, in agreement with the Coordinator, to perform the tasks assigned in accordance with the terms of the Contract with the Expert, the Common Agreement and the Bank Debt Agreements.

“First Period” means the period as provided in clause 3.1.1.

“Funds Agreement” means the agreement between Euro Disney S.C.A. and Euro Disney Associés S.C.A. relating to the advance of € 25 million of funds granted by Euro Disney S.C.A. to Euro Disney Associés S.C.A. substantially in the form contained in Schedule 14 of the Phase IA Credit Amendment and Restatement Agreement.

“Group” means Euro Disney S.C.A., including its present and future Subsidiaries, the SNCs and the other financing companies.

“Incentive Fee” means the incentive fee that the Operating Company must pay to Euro Disney SAS in its capacity as gérant of the Operating Company, according to the articles of association of the latter and in accordance with the letter from Euro Disney SA to Euro Disney Associés SCA dated 28 March, 2003 and the agreements mentioned in (ii) of the definition of Remuneration Agreement.

“Licence Agreement” means the licence agreement dated 28 February 1989 between TWDC, TWDC (Netherlands) B.V. and Euro Disney S.C.A., as amended by supplemental agreements dated 1 January 1991, 1 March 1993, 10 June 1994 and by the Licence Supplemental Agreement.

“Licence Supplemental Agreement” means (i) the letter from The Walt Disney Company (Netherlands) BV to Euro Disney SCA dated 28 March, 2003, (ii) supplemental agreement n°4 to the Licence Agreement between Disney Enterprises, Inc. (formerly named The Walt Disney Company), The Walt Disney Company (Netherlands) B.V. and Euro Disney Associés S.C.A dated 30 November 2004 substantially in the form contained in the first part of Schedule IV, (iii) the letter from The Walt Disney Company (Netherlands) B.V. to BNP Paribas, CALYON and CDC, substantially in the form contained in the second part of Schedule IV enclosing a copy of a letter from The Walt Disney Company (Netherlands) B.V. to Euro Disney S.C.A, and (iv) the letter from Disney Enterprises Inc. relating to the terms of renewal or extension of the Licence Agreement substantially in the form contained in the third part of Schedule IV.

“Management Fees” means the fees (including the Base Fees and the Incentive Fees) which the Operating Company is required to pay to Euro Disney SAS in its capacity as gérant of the Operating Company, according to the articles of association of the latter and according to the letter from Euro Disney SA to Euro Disney SCA dated 28 March, 2003 and the agreement mentioned in (ii) of the Remuneration Agreement.

“Master Agreement” means the agreement for the creation and the operation of Euro Disneyland in France dated 24 March 1987 between 1. the Republic of France, 2. the Ile-de-France Regional Authorities, 3. the Département of Seine-et-Marne, 4. the Régie Autonome des Transports Parisiens (the Parisian independent transport authority), 5. the Etablissement Public d’Aménagement de la Ville Nouvelle de Marne-la-Vallée (public institution for the planning and development of the new town of Marne-la-Vallée) and 6. the Etablissement Public d’Aménagement du Secteur IV de la Ville Nouvelle de Marne-la-Vallée (public institution for the planning and development of Sector IV of the town of Marne-la-Vallée), on the one hand and a subsidiary of TWDC, Euro Disney S.C.A. and Euro Disneyland S.N.C. on the other hand as amended by supplemental agreements n° 1, 2, 3 and by the Amendment Agreement to the Master Agreement (as defined in the Phase IA Credit Amendment and Restatement Agreement).

“Memorandum of Agreement” means the memorandum of agreement dated 8 June 2004 between Euro Disney S.C.A., EDL Hôtels S.C.A., Euro Disneyland S.N.C., the SNC Hotel Companies, TWDC, CDC, as well as the Phase IA Banks, the Phase IA Partners, the Phase IB Banks and the Phase IB Lenders, represented respectively by their agents BNP PARIBAS or CALYON, as appropriate, and approved by the Steering Committee, then amended following the letters sent by Euro Disney S.C.A. to the Creditors on 20 September 2004, whereby the parties have agreed on the measures necessary to restore the financial equilibrium of the Group; the memorandum of agreement as amended by these letters was accepted pursuant to a letter signed by all of the parties on 30 September 2004.

“New Revolving Credit Facility” means the standby revolving credit facility in an amount of € 150,000,000, reduced to € 100,000,000 as from 1 October 2009, granted by TWDC to Euro Disney Associés S.C.A. on 30 September 2004.

“Operating Company” means (i) before the Contribution, Euro Disney S.C.A. and (ii) after the Contribution, Euro Disney Associés S.C.A.

“Performance Indicator” means, for any Financial Year, the Group’s consolidated net income (loss), after profit or loss allocated to minority interests, as reported in the Group’s consolidated audited financial statements for such Financial Year certified by the statutory auditors, and determined in accordance with generally accepted accounting principles and rules in France, in particular, the principle of consistency, adjusted for the following items:

(a)          plus minority interests as reported in the consolidated statement of income;

(b)         plus charges after deduction of income, in relation to corporate income tax (current and deferred);

(c)          less the relevant share of income (loss) of subsidiaries accounted for under the equity method;

(d)         less the net impact of all waivers of commercial or financial debts or of any debt forgiveness which may be granted by TWDC or its subsidiaries;

(e)          plus the net impact (i.e. amounts allocated less amounts cancelled) of depreciation and provisions relating to tangible or intangible assets (including goodwill upon acquisition) and charges to be allocated as well as exceptional reserves and impairment charges on these same asset categories;

(f)            plus the net impact (i.e. amounts allocated less amounts cancelled) of: (i) current asset provisions (for example: receivables and inventories); (ii) provisions for risks and charges and (iii) provisions recorded as exceptional earnings;

(g)         plus operating expenses corresponding to actual expenditures for Major Repairs;

(h)         less gains net of losses on the sale or discarding of tangible or intangible assets;

(i)             less financial income net of financial charges, excluding charges representing bank card commissions;

(j)             plus Royalties and Management Fees booked as expenses for the said Financial Year.

The Performance Indicator will be calculated based upon the Group’s consolidated statement of income and the related supporting accounting records.

For purposes of the determination of the reference Performance Indicators n°1 and n°2 (as contemplated by Sub-Schedule 1 of Schedule V), the accounting principles and rules applied by Euro Disney S.C.A. in the preparation of its consolidated financial statements for the Financial Year ended September 30, 2003, adjusted for the change in accounting principles related to the consolidation of the financing companies, in accordance with Article 133 of the Financial Security Law have been used. In addition, the companies included in the reference consolidated group shall be those included in the semi-annual financial statements as of March 31, 2004.

Any future change in accounting principles and rules and/or the consolidated group will be reported to the Agents by the Coordinator and the procedure described in Sub-Schedule 2 of Schedule V will be applied in order to adjust the reference sequence of the reference Performance Indicators n°1 and n°2 and/or to calculate the Performance Indicator.

“Phase IA” means the part of the Project spread over an area of approximately 207 hectares and comprising in particular the Disneyland Park, the Disneyland hotel and a campsite consisting of 595 sites.

“Phase IA Credit Amendment and Restatement Agreement” means the agreement dated 1 December 2004 including in particular the amendments and restatement of the Phase IA Credit Facility.

“Phase IA Advances Amendment and Restatement Agreement” means the agreement dated 1 December 2004 including in particular the amendments and restatement of the Phase IA Partners Advances.

“Phase IA Credit Facility” means the multi-currency credit facility agreement, which operates by way of drawings or the issuance of letters of credit, dated 5 September 1989 between Euro Disney S.C.A. and Euro Disneyland S.N.C. as borrowers, the Phase IA Banks as lenders and BNP PARIBAS as Agent, as amended by supplemental agreements of 10 August 1994, 17 March 1995 and by the authorisation and derogation requests relating to the Covenants dated 6 September 1999, and amended and restated by the Phase IA Credit Amendment and Restatement Agreement.

“Phase IA Partners Advances Agreement” means the partners advances agreement dated 26 April 1989 between Euro Disneyland S.N.C. as borrower, its partners as lenders and CALYON as Agent, as amended by a supplemental agreement of 10 August 1994, and amended and restated by the Phase IA Advances Amendment and Restatement Agreement.

“Phase IB” means the part of the Project relating to the hotel development, to the exclusion of the Disneyland hotel and Disney Village.

“Phase IB Advances Agreement” means the partners advances agreement dated 26 April 1991 between the SNC Hotel Companies as borrowers, EDL Hôtels S.C.A. as guarantor, the Phase IB Lenders as lenders and CALYON as Agent, as amended by supplemental agreements of 10 August 1994, 12 July 1995, 15 May 1996, and 16 May 2003 as well as by the authorisation and derogation requests relating to the Covenants dated 6 September 1999, and amended and restated by the Phase IB Advances Amendment and Restatement Agreement .

“Phase IB Advances Amendment and Restatement Agreement” means the agreement dated 1 December 2004 including in particular the amendments and restatement of the Phase IB Advances Agreement.

“Phase IB Credit Amendment and Restatement Agreement” means the agreement dated 1 December 2004 including in particular the amendments and restatement of the Phase IB Credit Facility Agreement.

“Phase IB Credit Facility Agreement” means the credit facility agreement dated 25 march 1991, between EDL Hôtels and the SNC Hotel Companies as borrowers, the Phase IB Banks as lenders and CALYON as Credit Agent, Agent of the Lenders and Security Agent, as amended by supplemental agreements of 10 August 1994, 12 July 1995, 15 May 1996, and 16 May 2003 as well as by the authorisation and derogation requests relating to the Covenants dated 6 September 1999, and amended and restated by the Phase IB Credit Amendment and Restatement Agreement.

“Project” means the development of Euro Disneyland in France envisaged in the Master Agreement and comprising, at the Restatement Date, in particular Phase IA, Phase IB and the phase that is the subject of the CDC Second Park Agreements.

“Remuneration Agreement” means (i) the letter from Euro Disney SAS and Euro Disney SCA addressed to BNP PARIBAS, to CALYON and CDC substantially in the form set out in Schedule III and (ii) the two agreements between Euro Disney S.C.A. and Euro Disney SAS relating to the Management Fees of Euro Disney S.C.A., substantially in the form contained in Schedules A and B to the letter mentioned in clause (i).

“Restatement Date” means the date on which all of the conditions precedent stipulated in the Amendment and Restatement of the Common Agreement, not having been renounced by the Agents, will have been satisfied

“Royalties” means the royalties that the Operating Company must pay to the licensor (as this term is defined in the Licence Agreement) under the Licence Agreement.

“Second Park” means the second theme park operated by the Operating Company, opened to the public in April 2002, and named The Walt Disney Studios.

“Second Period” means the period as defined in clause 3.1.2.

“Senior Debt” means the sums due under the Phase IA Credit Facility, the Phase IB Credit Facility Agreement, the CDC Ordinary Loan Agreement and the Phase IB Advances Agreement.

“Single Agent” means the agent appointed by the stipulations of clause 3.1.2 (Second period).

“S.N.C.” means Euro Disneyland S.N.C., the SNC Hotel Companies and any other société en nom collectif incorporated with a view to entering into one or more crédit-bail transactions relating to the assets of Disneyland Resort, Paris, with a Group company.

“Standby Revolving Credit Facility” means (i) the standby revolving credit facility in an amount of € 167,693,910 granted by TWDC in favour of Euro Disney S.C.A. on 5 August 1994, as amended by the Standby Revolving Credit Supplemental Agreement, and (ii) as from the date of the Completion of Share Capital Increase, the Promissory Note issued by Euro Disney Associés S.C.A. for a principal sum of €110 million in favour of Disney Enterprises, Inc. (formerly named The Walt Disney Company) in substitution of the facility referred to in (i) above.

“Standby Revolving Credit Supplemental Agreement” means the supplemental agreement to the credit facility referred to in (i) of the definition of Standby Revolving Credit Facility dated 1 December 2004.

“Steering Committee” means the working group, representative of the creditors of the Senior Debt (excluding CDC), constituted on the occasion of the financial restructuring of the Group.

“Subordinated Long Term Debt” means in relation to the Royalties, the Management Fees, the interest under the CDC Second Park Agreements and the Standby Revolving Credit Facility, the sums deferred and transformed into long term subordinated debt in accordance with the letter referred to respectively in (iii) of the definition of Licence Supplemental Agreement, the agreements referred to in (ii) of the definition of Remuneration Agreement, the CDC Second Park Agreements and the Standby Revolving Credit Supplemental Agreement.

“Subsidiary” means any company in which Euro Disney S.C.A. holds directly or indirectly more than 10% of the share capital or the voting rights, it being understood that this percentage shall be calculated, where appropriate, by adding:

(i)                                     the percentages of share capital or voting rights in the relevant company which are directly held by Euro Disney S.C.A. and by those companies which are controlled, directly or indirectly, by Euro Disney S.C.A. within the meaning of clause L. 233-3 of the French code of commerce; and

(ii)                                  the percentages of share capital or of voting rights indirectly held by Euro Disney S.C.A. in the relevant company.

For the purposes of this definition, percentages of capital or voting rights indirectly held as provided in (ii) above, shall be determined by multiplying the successive percentages of share capital or voting rights held in each subsidiary, starting with the first subsidiary not controlled within the meaning of clause L.233-3 of the code of commerce and down to the relevant company in the order of affiliation.

“TARGET Day” means every full day when the payment system named Trans-European Automated Real-Time Gross Settlement Express Transfer operates for the regulation of payments in Euros.

“Total Outstanding Amount” has the meaning attributed to it in clause 3.1.2.

“TWDC” means The Walt Disney Company, a company incorporated under the laws of the State of Delaware (United States of America) whose principal office is located at 500 South Buena Vista, Burbank, California 91521, United States of America.

“Working Day” means every day (other than a Saturday or Sunday) when credit institutions are open for current transactions in Paris.

2.                                     UNDERTAKINGS

2.1                               Each Borrower and each Group company undertakes, insofar as each is concerned, for the benefit of all of the Creditors, to honour and perform its respective obligations under the Covenants.

2.2                               For the implementation of the Covenants, without the rights of the Creditors or the obligations of Euro Disney S.C.A., the Borrowers or the group companies, as the case may be, being thereby diminished in any way whatsoever, Euro Disney S.C.A., the Borrowers and the Group companies appoint Euro Disney Associés S.C.A., which accepts, as their common representative vis-à-vis the Creditors solely to:

(A)                              oversee the compliance by the Borrowers or the Group companies which it controls directly or indirectly, and, to the fullest extent permitted by law and its legal or contractual rights, by the Group companies which it does not control and by the SNCs, of their obligations under the Covenants;

(B)                                centralise the information from the Borrowers and the Group companies, calculate the level of Indebtedness at the dates fixed in the Covenants, know the level of Investment at the dates fixed in the Covenants, and transmit to each of the Agents, upon receipt and in identical form, in compliance with the conditions and within the time limits which are fixed, all of the information and documents provided for in the Covenants;

(C)                                prepare and transmit to each of the Agents the authorisation or derogation requests of the Borrowers and the Group companies, and organise with the Agents the consultation procedure of the Creditor voting groups as set out in Clause 3;

(D)                               transmit to the Expert the information and provide all assistance necessary in order for him to perform his assignment, in accordance with the Agreement with the expert, the covenants and the Bank Debt Agreements.

3.                                     AUTHORISATIONS AND DEROGATIONS RELATING TO THE COVENANTS

3.1                               Voting procedure of authorisations and derogations

All authorisations to be given by the Creditors to the Borrowers and to the Group companies in accordance with the Covenants or all derogations to obligations subscribed to by the Borrowers and the Group companies pursuant to the Covenants to be accepted by the Creditors, as the Creditors expressly agree and notwithstanding any other different or contrary clause relating to the applicable majorities stipulated in the Bank Debt Agreements, will be considered as having been granted by the Creditors if they are approved as provided for below.

All authorisations or derogations adopted in accordance with the requirements set out below will bind all of the Creditors.

The term “derogation” used in this clause 3 shall not be interpreted as including any waiver by the Creditors of their rights to avail themselves of the consequences of a consummated breach by one or more Borrowers of the stipulations of the Covenants: any such waiver shall be within the jurisdiction of each group of Creditors deciding under the majority conditions provided for in the Bank Debt Agreement to which they are parties.

3.1.1                        First Period

(A)                               Majorities and quorum

Until the date fixed under clause 3.1.2, this authorisation or derogation shall be considered as granted by the Creditors if three of the following four voting groups of Creditors have approved such authorisation or derogation by the majority indicated hereafter for each of them:

The first voting group comprises the Phase IA Banks.

To be adopted by this voting group, the authorisation or derogation request must be approved by one or several of the Phase IA banks for whom the sum total of all the Outstanding Amounts under the Phase IA Credit Facility agreement represents, on the date in question, more than two thirds of the sum of the Outstanding Amounts of the Phase IA Banks having participated in the vote, so long as the sum of the Outstanding Amounts of the Phase IA Banks having participated in the vote represent more than one half of the Total Outstanding Amount under the Phase IA Credit Facility Agreement.

The second voting group comprises the Phase IA Partners.

To be adopted by this voting group, the authorisation or derogation request must be approved by one or several of the Phase IA Partners whose total advances under the Phase IA Partners Advances Agreement represent, on the date in question, more than two thirds of the total amount of the Phase IA Partners Advances held by the Phase IA Partners having participated in the vote, so long as the total amount of the Advances of the Phase IA Partners having participated in the vote represents more than one half of the total sum of the Advances granted by the Phase IA Partners under the Phase IA Partners Advances Agreement.

The third voting group comprises the Phase IB Banks and the Phase IB Lenders.

To be adopted by this voting group , the authorisation or derogation request must be approved by one or several of the Phase IB Banks or Phase IB Lenders whose total participation in the Loans or Advances granted by the Phase IB Banks under the Phase IB Credit Facility Agreement or by the Phase IB Lenders under the Phase IB Advances Agreement represents, on the date in question, more than two thirds of the total amount of the participations in the said Loans and Advances of the Phase IB Banks and of the Phase IB Lenders having participated in the vote, so long as all of the participations in the Loans and Advances of the Phase IB Banks and Phase IB Lenders having participated in the vote represent more than one half of the total amount of the Loans and Advances granted by the Phase IB Banks and Phase IB Lenders under the Phase IB Credit Facility Agreement and the Phase IB Advances Agreement.

The fourth voting group comprises CDC.

(B)                               Second consultation

(a)                                In the event that the voting quorum of the participants shall not have been achieved with respect to one or more of the first three voting groups provided for above, a second consultation of such voting group(s) in which the quorum was not achieved shall be organised by the Agent or Agents concerned within a period of ten days following the latest date on which the Creditors were required to give an opinion at the time of the first consultation.  This consultation shall be organised according to the same terms and conditions as the first consultation.  However, the decision shall be taken through the second consultation under the same majority rules, but without any quorum of participating Creditors being required.

(b)                               The organisation of a second consultation shall not be necessary if:

(i)                                  at the time of the first consultation, three of the four voting groups approved the request for authorisation or derogation by the majority and with the quorums fixed above, in which case the request for authorisation or derogation shall be considered as definitively adopted; or

(ii)                               if at least two of the four voting group did not approve the request for authorisation or derogation by the majority and with the quorums fixed above, in which case the request for authorisation or derogation shall be considered to have been definitively rejected.

3.1.2                        Second Period

As from the date on which the total outstanding debt of the Phase IA Banks, and of the amount in principal remaining due to the Phase IB Banks and to the Phase IB Lenders, represents less than 25% of the aggregate of the Outstanding Debt of the Phase IA Banks, increased by the unreimbursed amount under the Phase IA Partners’ Advances Agreement, the unreimbursed amount of the Loans and Advances under the Phase IB Credit Facility Agreement and the Phase IB Advances Agreement and the unreimbursed amount of the loans under the CDC Loan Agreements (this last total amount being hereafter called the “Total Outstanding Amount”), the following stipulations shall apply:

(A)                              the Creditors shall constitute a single voting group, the consultation of which shall be organised by the Single Agent through the intermediary of the other Agents;

(B)                                any authorisation or derogation shall be considered as adopted by the Creditors if it is approved by one or several Creditors the sum of whose participations in the Total Outstanding Amount represents more than two thirds of the sum of the participations in the Total Outstanding Amount of the Creditors having taken part in the vote, as long as the sum of the participations in the Total Outstanding Amount of the Creditors having taken part in the vote represents more than 50% of the Total Outstanding Amount; in the case where such quorum is not achieved, a second consultation shall be organised by the Single Agent within a period of ten days following the latest day on which the Creditors should have reached a decision on the first consultation; this second consultation shall be organised under the same terms and conditions as the first; on the second consultation, the single voting group of the creditors shall decide under the same majority rules, but without any quorum of the Creditors participating in the vote being required.

(C)                                CALYON is hereby appointed Single Agent and accepts its appointment.

The stipulations described above will continue to apply even if any one of the four voting groups mentioned above ceases to exist.

3.2                              Presentation and treatment of authorisation or derogation requests — organisation of consultations

3.2.1                        Presentation and treatment of authorisation or derogation requests

Any authorisation or any derogation request, in accordance with the Covenants, must be transmitted by the Borrowers and the Group companies to the Coordinator who shall itself transmit it to each of the Agents and, where appropriate, to the Single Agent.  All of the four voting groups, during the First Period, and all of the Creditors during the Second period, must be called upon to vote on the authorisation or derogation request presented by the Coordinator in the name of the Borrowers and the relevant Group companies.

Together with all requests for authorisation or derogation, the Coordinator shall transmit to each of the Agents, during the First Period, and to the Single Agent, during the Second Period, all of the available information necessary in order for them to assess the proposed operation and, in particular, its characteristics, its financial consequences and its advisability.

Each of the Agents and the Single Agent, during the Second Period, may request the Expert to comment on the request for authorisation or derogation and in this connection to verify the information transmitted by the Borrowers and Group companies concerned and to gather all such further information as this Agent shall reasonably deem useful.  These comments shall be transmitted to all the Agents.

3.2.2                       Organisation of consultations

The Agents shall organise the consultation of the different voting groups during the First Period and the Single Agent shall organise the consultation of the Creditors through the Agents during the Second Period in agreement with the Coordinator.

The decision taken by each voting group during the First Period shall be transmitted by the Agent concerned to the coordinator and to the other Agents.

During the Second Period, the result of the vote of the Creditors under each Bank Debt Agreement shall be transmitted by the Agent concerned to the single Agent and to the Coordinator, and the Single Agent shall transmit the decision taken by the Creditors to the Coordinator and to the other Agents.

The Single Agent or the Agents shall transmit the request for consultation to the Creditors within a period of 10 days following receipt by all of the Agents of the request for authorisation or derogation together with all necessary information for such consultation.

The Creditors shall have a period of 21 days starting from the date upon which the Single Agent or the Agents under the relevant Bank Debt Agreement shall forward the request to them to decide on the request for authorisation or derogation.

4.                                     IMPLEMENTATION OF THE STIPULATIONS OF THE MEMORANDUM OF AGREEMENT

4.1                              Deferment of certain expenses and financial charges

The parties to the Memorandum of Agreement have agreed on certain measures in relation to the restructuring of the Group, including the deferment of certain expenses and financial charges relating particularly to Royalties, Management Fees and interest due under the CDC Second Park Loan Agreements.

The stipulations of clauses 3.1, 3.2 and 3.3 of the Common Agreement are reproduced below:

“3.1                         Performance Indicator determination

The Parties agree that the Performance Indicator will be established in accordance with the following provisions:

(a)                               not later than 1 December in each calendar year commencing with the 2005 calendar year, Euro Disney will supply to the Agents a report (the “Performance Indicator Report”) comprising:

(i)                                 its consolidated accounts certified by its auditors for the Financial Year ended 30 September of the relevant year;

(ii)                             in the event of any change in its accounting principles and rules during the relevant Financial Year, its pro forma consolidated accounts and the pro forma Performance Indicator;

(iii)                         a certificate from its gérant setting out all items taken into account and the detail of its calculations of the amounts:

•                  of the Performance Indicator for the Financial Year in question;

•                  of Royalties and Management Fees due in respect of the Financial Year in question;

•                  of interest payable on 31 December of the said calendar year in respect of the CDC Second Park Loans;

•                  of the deferrals applicable to the Royalties and Management Fees pursuant to article 3.2 (Royalties and Management Fees); and

•                  of the deferrals applicable to interest due in respect of the CDC Second Park Loans pursuant to article 3.3 (CDC Second Park Agreements).

(b)                               In the absence of any change in accounting principles and rules, the calculation of the Performance Indicator will be verified and confirmed by the Expert within 15 days after delivery by Euro Disney to the Agents of the Performance Indicator Report, prior to payment of any Royalties, Management Fees or interest due under the CDC Second Park Agreements.

(c)                                in the event of any change in accounting principles and rules used as compared with those used in preparing the consolidated accounts (x) for the Financial Year ended 30 September, 2003 (other than the change in accounting principles and rules related to the consolidation of the financing companies in accordance with Article 133 of the Financial Security Law) and, in particular, with effect from the first Financial Year in respect of which IAS will be applied by Euro Disney or (y) if there have been subsequent changes to the accounting principles and rules, the last Financial Year in respect of which there was an amendment to the Performance Indicator or to the reference sequence which became effective pursuant to the provisions below:

(i)                                with effect from the delivery by Euro Disney to the Agents of the Performance Indicator Report, the Expert will have:

•                  15 days within which to validate the format of the pro forma Performance Indicator prior to payment of Royalties, Management Fees and interest due under the CDC Second Park Agreements;

•                  a further 60 days to validate the amendment in the definition of “Performance Indicator” and, if necessary, or in the reference sequence.

(ii)                            during the 60-day period referred to in paragraph (i) above, Euro Disney and the Agents, assisted by the Expert, will consult with each other as to the amendments to be made either to the definition of the Performance Indicator or, if necessary, to the reference sequence or to both for subsequent Financial Years;

(iii)                        in case of disagreement either of the Expert on the Performance Indicator or of Euro Disney and the Agents as to the changes to be made to the  Performance Indicator or the reference sequence by the end of the 60 day-period referred to in paragraphs (i) and (ii) above, the Agents and Euro Disney will each appoint an expert charged with making the necessary amendments for the determination of the Performance Indicator and to determine a new reference sequence taking into account the new method of calculation for subsequent Financial Years. Failing agreement between the two experts so appointed, they will appoint a third expert who, in the absence of agreement between the above mentioned experts as to his appointment, will be appointed by the chairman of the Compagnie Nationale des Commissaires aux Comptes. The two or three experts (if a third expert is appointed) will deliver their report within three months of the appointment of the last of them, such report being binding on the parties. The entire procedure shall not take longer than six months. Such experts shall be expert-comptables (certified accountants).”

“3.2                         Royalties and Management Fees

With effect from the Financial Year commencing on 1 October, 2004 and until and including the Financial Year ending on 30 September, 2014, the Royalties and Management Fees due in respect of any Financial Year shall be due and payable annually within 5 Business Days following the date on which the Agents shall have received the Performance Indicator Report verified and confirmed or, as the case may be, validated by the Expert as provided in article 3.1 (Performance Indicator performance).

3.2.1                      Financial Years 2005 to 2009

Notwithstanding any contrary provision in the Licence Agreement, Euro Disney’s articles of association or the Letters, with effect from the Financial Year commencing on 1 October, 2004, payment of the Royalties and Management Fees due in respect of each Financial Year 2005 to 2009 inclusive, shall be deferred in a total amount of € 25 million, excluding tax, per Financial Year (representing, in aggregate, € 125 million excluding tax).

The amount of the deferral for each such Financial Year:

(a)                                       shall be applied first to the Management Fees due in respect of the relevant Financial Year, and

(b)                                       shall constitute Subordinated Long Term Debt bearing interest annually at 12 month EURIBOR.

3.2.2                      Financial years 2007 to 2014

Notwithstanding any contrary provision in the Licence Agreement, Euro Disney SA’s Articles of Associations or the Letters, with effect from the Financial Year commencing on 1 October, 2006, and without prejudice to the provisions of Article 3.2.1 (Financial Years 2005 to 2009) in respect of the Financial Years 2007, 2008 and 2009, payment of the Royalties and Management Fees due in respect of Financial Years 2007 to 2014 inclusive shall, if the Performance Indicator or, as the case may be, the pro forma Performance Indicator for the relevant Financial Year is less than the reference Performance Indicator n°1 for such Financial Year stipulated in schedule 2, be deferred in an amount equal to such difference but without exceeding € 25 million excluding tax per Financial Year.

The amount so deferred for each such Financial Year:

(a)                               shall be applied first to the Management Fees due in respect of the relevant Financial Year, and

(b)                               shall constitute Subordinated Long Term Debt bearing interest annually at 12 month EURIBOR.”

“3.3                         CDC Second Park Agreements

3.3.1                      Deferral

Interest due to CDC under the CDC Second Park Agreements on 31 December, 2004 shall be paid on the Share Capital Increase Date, or on 31 December, 2004 if the Completion of Share Capital Increase takes place prior to such date.

3.3.2                      Deferred interest

With effect from the Share Capital Increase Date, interest due pursuant to the CDC Second Park Loans in respect of the years 2001 to 2003, payment of which has been deferred in accordance with the contractual provisions referred to above, together with all additional interest accrued in accordance with the relevant contractual provisions until the Share Capital Increase Date (representing at the date hereof an amount of approximately € 58 million), shall on such date become a new tranche under the CDC Second Park  Agreements (Tranche “E”) which will be repayable in November 2023 and governed by the same terms as are applicable to the existing tranches A, B, C and D.

The transitional provisions relating to this deferred interest are contained in article 7.1.3 (CDC Second Park Agreements).

3.3.3                      Financial Years 2005 to 2014

With effect from the Financial Year commencing on 1 October, 2004, and without prejudice to the application of any existing contractual provision, interest payable to CDC in respect of the CDC Second Park Loans on 31 December following the end of each of the Financial Years 2005 to 2014 inclusive, shall:

(a)                              if the Performance Indicator or, as the case may be, the pro forma Performance Indicator for such Financial Year is less than the reference Performance Indicator n°2 for such Financial Year specified in schedule 2, be deferred in the amount of that difference; the amount so deferred shall constitute Subordinated Long Term Debt bearing interest at the rate of 5.15% per annum; and

(b)                              as to the amount not so deferred, be payable within 5 Business Days following the date on which the Agents shall have received the Performance Indicator Report verified and confirmed or, as the case may be, validated by the Expert, as provided in article 3.1 (Performance Indicator determination), but not earlier than 31 December after the end of the relevant Financial Year.”

4.2                        Undertakings of Euro Disney Associés S.C.A.

Euro Disney Associés S.C.A. undertakes:

(A)                             to comply with and require the compliance by the parties to these agreements with the stipulations of the New Revolving Credit Facility, of the Standby Revolving Credit Facility, of the provisions of the CDC Second Park Agreements relating to the deferment of certain expenses and financial charges as described in clause 4.1 above, of the Remuneration Agreement, of the Licence Supplemental Agreement, of the Conference Centre Lease Supplemental Agreement and to not accept that they be amended in any material way or in relation to important points without the consent of the Creditors which will be given in accordance with the stipulations in clause 3;

(B)                               not to terminate or reduce the amount available under the New Revolving Credit Facility, without the consent of Creditors which will be given in accordance with the stipulations in clause 3;

(C)                               to effect any drawings necessary under the new revolving Credit Facility, and to utilise the funds resulting from the deferment of Royalties, of Management Fees and of interest due under the CDC Second Park Agreements, conforming to the stipulations of the Licence Supplemental Agreement, of the agreements referred to in (ii) of the definition of Remuneration Agreement and of the CDC Second Park Agreements, in order to satisfy the cash flow needs of all of the Borrowers, by lending, as the case may be, to the Borrowers the amount necessary for their cash flow needs in the form of subordinated loans under conditions of remuneration equivalent to those applicable under the terms of the New Revolving Credit Facility;

(D)                              in the event that it may become aware that one of the Borrowers has not on the due date thereof entirely paid to the creditors any sum due under the terms of (a) a Senior Debt or (b) a CDC Junior Loan, immediately to suspend payment of all sums due by way of the stipulations of the agreements referred to in paragraph (ii) of the definition of Remuneration Agreement, for so long as this sum due under the said Senior Debt remains unpaid;

(E)                                in the case mentioned in paragraph (D) (a) above, the gérant of Euro Disney S.C.A. shall reimburse the Base Fee which will have been paid to it, if any, in the course of the 183 days preceding the date of occurrence of a default in payment under the Senior Debt in accordance with the stipulations of the agreements referred to in paragraph (ii) of the definition of Remuneration Agreement;

(F)                                to allocate on a priority basis to the payment of the sums due under the Senior Debt the sums received from any reimbursement by the gérant of Euro Disney Associés S.C.A. of the Base Fee, made pursuant to the stipulations of paragraph (E) above;

(G)                                in the case of a default in payment under the Senior Debt or under the CDC Participating Loan Agreement which has given rise to a deferral of payment of the sums due as Management Fees, and where the available funds of Euro Disney Associés S.C.A. so permit, to allocate on a priority basis the proceeds from such deferral to the payment of the sums due under the Senior Debt and the CDC Participating Loan Agreement.

(H)                               not to accept amendment to the Master Agreement or any resultant agreement or agreement implementing the Master Agreement which compromises the ability of the Group companies to honour and perform the Covenants or would be incompatible with them;

(I)                                    not to incorporate a company which would constitute a Subsidiary and not to acquire a participation in the capital of a company which, as a result of this acquisition, would become a Subsidiary provided that this company has, at the time of its incorporation or at the date on which Euro Disney Associés S.C.A. will have acquired the relevant participation, adhered to this Common Agreement; Euro Disney Associés S.C.A. undertakes to take all measures in order to ensure that the stipulations of the Common Agreement are honoured by the Subsidiary concerned;

 (J)                                on each date on which a Subordinated Long Term Debt of Euro Disney Associés S.C.A. is created under the CDC Second Park Agreements, to enter with CDC into a CDC Subordinated Long Term Debt Agreement;

(K)                               at any date on which a Subordinated Long Term Debt of Euro Disney Associés SCA  arises in accordance with the terms of the agreements described in (ii) of the definition of Remunerations Agreement, to sign with Euro Disney SAS an acknowledgement of debt stipulating the terms and conditions applicable to such Subordinated Long Term Debt;

(L)                                 at any date on which a Subordinated Long Term Debt of Euro Disney Associés SCA  arises in accordance with the terms of the letter referred to in (iii) of the definition of Supplemental Licence Agreement, to sign with The Walt Disney Company Netherlands (BV) or any other principal which may succeed it, a “Promissory Note” determining the terms and conditions applicable to such Subordinated Long Term Debt.

The sums mentioned under paragraphs (F) and (G) above shall be divided between the Borrowers concerned and, if need be, loaned to them by Euro Disney Associés S.C.A. in proportion to the unpaid sums in question in order to pay all sums which may be due and payable under the relative Bank Debt Agreements.

5.                                     PREPAYMENT

5.1                              The Borrowers undertake that should they proceed with a prepayment pursuant to the Senior Debt or CDC Junior Loans (other than prepayment made in the cases mentioned in clauses 5.3 and 10.4 (F) of the Phase IB Credit Facility Agreement and clauses 5.2 and 10.4 (F) of the Phase IB Advances Agreement), pursuant to the Bank Debt Agreements, they will proceed with a simultaneous reimbursement under all the Bank Debt Agreements which are part of the Senior Debt and the CDC Junior Loans in proportion to the principal amounts remaining due to the Creditors under each of the Bank Debt Agreements.  It is however specifically understood that in the event of any prepayment under the Phase IA Credit Facility, the Phase IB Credit Facility or the Phase IB Advances Agreement, the simultaneous reimbursement obligation shall be limited to these three agreements.

5.2                              In the case of a partial prepayment under the Bank Debt Agreements, the reimbursement shall be applied against the repayment instalments due, in inverse order of maturity, i.e. starting with the last instalments due.

6.                                     EXPERT

6.1                              (A)                              The parties agree that the Expert shall be appointed by the Agents in agreement with the Coordinator.

(B)                                The Expert’s duties shall be determined by the Agents according to the principles appearing in paragraph 8 of the Covenants.

(C)                                The fees and costs of the Expert will be payable by the Coordinator.

(D)                               The duration of the term of office as Expert shall be that fixed in the Agreement with the Expert, unless the Expert resigns or the Agreement with the Expert is terminated by the Agents.

(E)                                 In case of such resignation or termination of the Agreement with the Expert, the Agents shall appoint a new Expert in agreement with the Coordinator.  A new agreement, identical in substance to the Agreement with the Expert, shall be entered into by the Creditors with the new Expert and the Borrowers undertake to sign such new Agreement with the Expert.

6.2                              No Borrower, Creditor or any Agent shall, except for gross negligence or fraudulent misrepresentation on its part, be held liable towards any other person for what the Expert may or may not do.

7.                                     DURATION

The Common Agreement will terminate on 31 December 2027.

8.                                     WAIVER

Notwithstanding the provisions of clause L.221-1 of the code of commerce, but without this affecting or limiting the scope of any other stipulation of the Common Agreement and the Bank Debt Agreements, Euro Disney S.C.A., Euro Disney Associés S.C.A., EDL Hôtels, each Group company , each Creditor and each Agent

(except for CDC insofar as the POSNC1 tranche of the CDC Ordinary Loan Agreement individually and collectively, expressly and irrevocably waive:

(A)                              all recourse that it may have, or believe it may in law be entitled to exercise, against any partner of Euro Disneyland S.N.C. or any one of the SNC Hotel Companies in relation to any obligation of Euro Disneyland S.N.C. or one of the SNC Hotel Companies by virtue of the Common Agreement and the bank Debt Agreements; and

(B)                                the taking of any action with the object of obtaining a court order for the commencement of bankruptcy proceedings or liquidation (redressement ou liquidation judiciaries) of Euro Disneyland S.N.C. or any one of the SNC Hotel Companies.

9.                                     GENERAL PROVISIONS

9.1                              Memorandum of Agreement 1994

In relation to the financial restructuring of the Group which took place in 1994, the parties agree that only the stipulations of the definitions (those definitions which still apply to the following clauses), clause I (Respective undertakings), clause IV.7 (Phase II Development Fees), clause VIII (Unity of agreement), clause X (Waiver), clause XI (Confidentiality) and clause XII (Applicable law – Election of jurisdiction) of the memorandum of agreement dated 14 March 1994 remaining in force.

9.2                              Agreement of 10 August 1994

The parties note that as a result of the full coming into force of all of the Decisions and Agreements (as defined in clause 9.3), the Agreement of 10 August 1994 between Euro Disney Associés S.N.C., the banks party to the Phase IA Credit Facility, CDC, the partners of Euro Disneyland S.N.C. party to the Phase IA Partners’ Advances Agreement, the banks party to the Phase IB Credit Facility, the partners of the SNC Hotel Companies and the banks party to the Phase IB Advances Agreement and Euro Disney S.C.A. have become obsolete.

9.3                              Memorandum of Agreement

The parties acknowledge that by reason of the decisions and of the signature and of the coming into force of the Amendment and Restatement of the Common Agreement, the Phase IA Credit Amendment and Restatement Agreement, the Phase IA Advances Amendment and Restatement Agreement, the Phase IB Credit Amendment and Restatement Agreement, the Phase IB Advances Amendment and Restatement Agreement, the CDC Loan Agreements and the CDC Second Park Agreements, the instruments which are set forth in the schedules to each of the abovementioned agreements and supplemental agreements (hereinafter the “Decisions and Agreements”), the stipulations of the Memorandum of Agreement, other than those mentioned hereafter, shall, at the date of the full coming into force of the Decisions and Agreements, replaced by the stipulations of these Decisions and Agreements and will become obsolete.

The stipulations of the Memorandum of agreement which remain in force are the following: whereas, clause 1 (Definitions) (those definitions which are still applicable for the purposes of the following clauses), clause 2 (Undertakings), clause 7.2.2 (Costs), article 7.5 (Unity of Agreement), clause 7.8 (Release of TWDC), clause 7.10 (Confidentiality) clause 7.11 (Applicable law) and clause 7.12 (Language)

9.4                              Prevalence of the Common Agreement

In the event that the stipulations of the Common Agreement and those of the Bank Debt Agreements and the CDC Second Park Agreements, as they may be subsequently amended should be inconsistent or contradictory, the parties expressly agree that the stipulations of the Common Agreement shall prevail.  The Common Agreement does not constitute a novation of the Bank Debt Agreements.

9.5                              Modifications

Each Creditor undertakes not to accept any amendment to the stipulations relating to the deferment of interest, the relinquishing of debts, or the schedule of repayments of principal under the relevant Bank Debt Agreements and under the CDC Second Park Agreements which would favour them in relation to others, or to amend the Common Agreement unless such amendments have been accepted by all the Creditors pursuant to the stipulations of clause 3.

9.6                              Transfer

Should a creditor wish to assign or transfer all or part of its rights and obligations in accordance with the stipulations of the Bank Debt Agreement to which it is a party, that Creditor undertakes to cause the assignee to enter into an agreement whereby the latter expressly acknowledges being bound by the terms and conditions of the Common Agreement.

9.7                              Representations and Warranties

Each Creditor represents and warrants that its decision to participate in the 2004 financial restructuring of the Group and to sign the Memorandum of Agreement, the Amendment and Restatement of the Common Agreement, the Phase IA Credit Amendment and Restatement Agreement, the Phase IB Credit Amendment and Restatement Agreement, the Phase IB Advances Amendment and Restatement Agreement, the Phase IA Advances Amendment and Restatement Agreement, the CDC Loan Agreements and the CDC Second Park Agreements, was made on the basis of its own judgement and that in making this decision, it did not rely in any fashion on the opinions or representations of the members of the Steering Committee mentioned in the Memorandum of Agreement or the Agents, or any other Creditor as far as concerns in particular the financial situation and the activities of the Borrowers, the Common Agreement, the abovementioned agreements and supplemental agreements, their schedules and all documents mentioned therein and, more generally, any document or agreement given or signed on account of the signature of the Memorandum of Agreement and the abovementioned agreements and supplemental agreements and each Creditor acknowledges that the members of the Steering Committee and the Agents assume no liability with regard to this.

The Agents shall incur no liability with respect to the Borrowers or the Creditors, except in the case of gross negligence, fraud, or wilful misrepresentation, or violation by one of them of its express obligations under the Common Agreement or the Phase IA Credit Amendment and Restatement Agreement or the Phase IB Credit Amendment and Restatement Agreement or the Phase IA Advances Amendment and Restatement Agreement or the CDC Loan Agreements or the CDC Second Park Agreements.

9.8                              Information

If a Borrower fails to make, on time, full payment of a sum due under a Bank Debt Agreement, the relevant Agent will inform the other Agents of this fact.

9.9                              Applicable law and jurisdiction

The Common Agreement is governed by French law.

The parties agree that any disagreement relating to the Common Agreement will be a matter for the exclusive jurisdiction of the commercial court of Paris (tribunal de commerce de Paris) or if it involves CDC, a competent court falling within the jurisdiction of the Paris Court of Appeal.

9.10                       Language

The Common Agreement is signed in the French language. In case of discrepancy between the French text and any other version which may exist in any other language, the French text shall prevail.

Amended and restated in Paris, at the Restatement Date

SCHEDULE I -

List of current subsidiaries, direct and indirect,
of Euro Disney S.C.A., Euro Disney Associés S.C.A. and EDL Hôtels S.C.A.
(after the Contribution)

I.                                         DIRECT SUBSIDIARIES OF EURO DISNEY S.C.A.

Name	RCS	Percentage held
Euro Disney Associés S.C.A.	RCS Meaux 397 471 822	82	%(1)
Euro Disney Commandité S.A.S.	RCS Meaux 384 279 808	100%

The registered office of each company listed above is at:

Immeubles Administratifs
Route Nationale 34
77700 CHESSY

II.                                     DIRECT SUBSIDIARIES OF EURO DISNEY ASSOCIES S.C.A.

Name	RCS	Percentage held
EDL Hôtels S.C.A.	RCS Meaux 347 686 206	99.99	%(2)
EDL Hôtels Participations S.A.S.	RCS Meaux 380 365 015	100.00%
EDL Services S.A.S.	RCS Meaux 379 410 301	100.00%
Euro Disney Vacances S.A.S.	RCS Meaux 383 850 278	100.00%
Val d’Europe Promotion S.A.S.	RCS Meaux 384 279 857	100.00%
ED Resort Services S.A.S.	RCS Meaux 384 280 046	100.00%
SETEMO lmagineering S.A.R.L.	RCS Meaux 388 457 004	100.00%
Convergence Achats S.A.R.L.	RCS Créteil 444 199 343	50.00	%(3)
ED Finances 1 S.N.C.	RCS Meaux 413 892 480	50.00%
ED Finances 2 S.N.C.	RCS Meaux 413 892 621	50.00%
ED Finances 3 S.N.C.	RCS Meaux 413 892 761	50.00%
ED Finances 4 S.N.C.	RCS Meaux 413 892 902	50.00%
Débit de Tabac S.N.C.	RCS Meaux 392 222 220	40.00%
ED Spectacles S.A.R.L.	RCS Meaux 385 405 584	20.00%

The registered office of each company listed above is at:

(1)    The remaining 18% being held by Euro Disney Investments S.A.S. (9%) and EDL Corporation S.A.S. (9%), which are indirectly held wholly-owned subsidiaries of The Walt Disney Company.

(2)    The remaining % being held by EDL Services S.A.S., ED Resort Services S.A.S. and Euro Disney Vacances S.A.S., which are direct subsidiaries of Euro Disney Associés S.C.A.

(3)    The remaining 50 % being held by Groupe Flo.

Immeubles Administratifs
Route Nationale 34
77700 Chessy

Except for Convergence Achats S.A.R.L. which has its registered office at:

14, rue du Séminaire
94516 Rungis Cedex

III.                                 DIRECT SUBSIDIARIES OF EDL HOTELS S.C.A.

Name	RCS	Percentage held
ED Spectacles S.A.R.L.	RCS Meaux 385 405 584	80%
Débit de Tabac S.N.C.	RCS Meaux 392 222 220	60%
ED Finances 1 S.N.C.	RCS Meaux 413 892 480	50%
ED Finances 2 S.N.C.	RCS Meaux 413 892 621	50%
ED Finances 3 S.N.C.	RCS Meaux 413 892 761	50%
ED Finances 4 S.N.C.	RCS Meaux 413 892 902	50%

IV.                                SUBSIDIARIES OF BOTH EURO DISNEY ASSOCIES S.C.A. AND EDL HOTELS S.C.A.

Name	RCS	Percentage held
ED Spectacles S.A.R.L.	RCS Meaux 385 405 584	20% by EDA SCA 80% by EDLH SCA
Débit de Tabac S.N.C.	RCS Meaux 392 222 220	40% by EDA SCA 60% by EDLH SCA
ED Finances 1 S.N.C.	RCS Meaux 413 892 480	50% by EDA SCA 50% by EDLH SCA
ED Finances 2 S.N.C.	RCS Meaux 413 892 621	50% by EDA SCA 50% by EDLH SCA
ED Finances 3 S.N.C.	RCS Meaux 413 892 761	50% by EDA SCA 50% by EDLH SCA
ED Finances 4 S.N.C.	RCS Meaux 413 892 902	50% by EDA SCA 50% by EDLH SCA

V.                                    SUBSIDIARY OF EURO DISNEY VACANCES S.A.S.,

(ITSELF A DIRECT SUBSIDIARY OF EURO DISNEY ASSOCIES S.C.A)

Name	Percentage held
Euro Disney Vacaciones S.A.	99.90	%(4)

The registered office of the above company is at:

Edificio Gorbea 3

José Bardasano Baos 9

28016 Madrid

(Spain)

VI.                                 SUBSIDIARY OF VAL D’EUROPE PROMOTION S.A.S.,

(ITSELF A DIRECT SUBSIDIARY OF EURO DISNEY ASSOCIES S.C.A.

Name		Percentage held
Les Villages Nature de Val d’Europe S.A.R.L.	RCS Meaux 449 772 953	50.00	%(5)

The registered office of the above company is at:

Immeubles Administratifs

Route Nationale 34

77700 Chessy

(4)    The remaining % being held by individuals.

(5)    The remaining % being held by Pierre & Vacances.

SCHEDULE II -

List of Phase IA Banks, Phase IA Partners, Phase IB Banks

and Phase IB Lenders

Phase IA Banks

BANCO SANTANDER HISPANO SA

BANK OF SCOTLAND

BANQUE FEDERATIVE DU CREDIT MUTUEL

BAYERISCHE HYPO- UND VEREINSBANK

BANK OF AMERICA NA

BNP PARIBAS

BRED BANQUE POPULAIRE

CALYON

CIC

CITIBANK N.A.

CREDIT AGRICOLE SA

CREDIT FONCIER DE FRANCE

CSFB

DEUTSCHE BANK AG

DRESDNER BANK AG

GOLDMAN SACHS PARIS INC

JP MORGAN CHASE BANK NA

MORGAN STANLEY BANK INTERNATIONAL LTD

NATEXIS BANQUES POPULAIRES

BANK OF NOVA SCOTIA

Phase IA Partners

AXA BANQUE

BANQUE HERVET

BANQUE NSMD

BNP PARIBAS

BRED BANQUE POPULAIRE

CAISSE REGIONALE DU CREDIT AGRICOLE MUTUEL DE LA BRIE

CAISSE REGIONALE DU CREDIT AGRICOLE MUTUEL PARIS ILE DE FRANCE

CALYON

CASDEN BANQUES POPULAIRES

COMPAGNIE FINANCIERE DE ROTHSCHILD

CREDIT FONCIER DE FRANCE

DEXIA CREDIT LOCAL

EURODISNEYLAND PARTICIPATIONS SAS

FORTIS BANQUE FRANCE

PATHE

NATEXIS BANQUES POPULAIRES

SOCIETE DU LOUVRE

SOCIETE NANCEENNE VARIN BERNIER

SOFINCO

Phase IB Banks

BANCO DE SABADELL

BANCO SANTANDER CENTRAL HISPANO

BANK OF AMERICA

BANQUE FEDERATIVE DU CREDIT MUTUEL

BANQUE SAN PAOLO

BARCLAYS

BNP PARIBAS

CAISSE D’EPARGNE DE PARIS

CALYON

CREDIT INDUSTRIEL ET COMMERCIAL

CITIBANK

CREDIT SUISSE FIRST BOSTON

DEUTSCHE BANK

DRESDNER

GOLDMAN SACHS

HYPOVEREINSBANK

MERRIL LYNCH

MORGAN STANLEY

NATEXIS BANQUES POPULAIRES

YASUDA TRUST (MIZUHO)

Phase IB Lenders

AXA BANQUE

BNP PARIBAS

CAISSE REGIONAL DU CREDIT AGRICOLE MUTUEL DE L’UNION NORD EST

CAISSE REGIONALE DU CREDIT AGRICOLE MUTUEL DE CHAMPAGNE BOURGOGNE

CAISSE REGIONALE DU CREDIT AGRICOLE MUTUEL DE LA BRIE

CALYON

CREDIT AGRICOLE SA

CASDEN BANQUES POPULAIRES

CREDIT FONCIER DE FRANCE

CREDIT LOCAL DE FRANCE (DEXIA)

FORTIS

J.P. MORGAN

NATEXIS BANQUES POPULAIRES

SOCIETE DU LOUVRE

SOFINCO

SCHEDULE III -

Remuneration Agreement - Form of Letter from Euro Disney S.A.S. and Euro Disney

SCA to the BNP Paribas, CALYON and CDC

Form letter concerning the Remuneration Agreement

[From (letterhead): ]

EURO DISNEY S.A.S.

Immeubles Administratifs

Route Nationale 34

77700 Chessy

EURO DISNEY S.C.A.

Immeubles Administratifs

Route Nationale 34

77700 Chessy

1 December 2004

BNP Paribas

E.C.E.P.

Project Finance

37, place du Marché Saint Honoré

75001 Paris

CALYON

81-83 rue de Richelieu

75001 Paris

Caisse des Dépôts et Consignations

72 rue Pierre Mendès-France

75914 Paris Cedex 13

Dear Sirs,

We enclose a copy of a letter sent by Euro Disney S.A.S. to Euro Disney S.C.A.(schedule A) and of the agreement (the “Agreement”) dated 1 December 2004 between Euro Disney SAS and Euro Disney Associés S.C.A. (schedule B).  Terms defined in the Agreement have the same meanings for the purposes of this letter.

We hereby confirm that, so long as any amount remains unpaid in respect of the CDC Loan Agreements, the CDC Second Park Agreements, the Phase IA Credit Facility Agreement, the Phase IB Credit Facility Agreement, the Phase IB Advances Agreement, the Phase IA

Partners Advances Agreement, you will be entitled, in the case of CDC, in respect of the CDC Loan Agreements and the CDC Second Park Agreements, in the case of BNP Paribas, as Agent for the Phase IA Banks in respect of the Phase IA Credit Facility Agreement, and in the case of CALYON, as Agent for the Phase IB Banks and Phase IB Lenders in respect of the Phase IB Credit Facility Agreement and the Phase IB Advances Agreement and as Agent for the IA Partners in respect of the Phase IA Partners Advances Agreement, to take all measures with a view to enforcing the provisions of the Letter and the Agreement.

This letter is provided to you, in the case of CDC, in respect of the CDC Loan Agreements and the CDC Second Park Agreements, in the case of BNP Paribas, as Agent for the Phase IA Banks in respect of the Phase IA Credit Facility Agreement, and in the case of CALYON, as Agent for the Phase IB Banks and Phase IB Lenders in respect of the Phase IB Credit Facility Agreement and the Phase IB Advances Agreement and as Agent for the IA Partners in respect of the Phase IA Partners Advances Agreement, for your exclusive benefit and that of the institutions whose Agents are BNP Paribas and CALYON respectively.  No provision of this letter will grant any third party or will create in favour of any third party, other than such institutions, in their capacity as creditors under the Phase IA Credit Facility Agreement, the Phase IB Credit Facility Agreement, the Phase IB Advances Agreement, and the Phase IA Partners Advances Agreement, any right or recourse whatsoever which would not exist in the absence of this letter.

This letter will cease to have any effect in the event of the provisions of article 3.2 (Royalties and Management Fees) of the Memorandum of Agreement being terminated in accordance with the provisions of article 7.7 (Termination) of the Memorandum of Agreement.

The provisions of this letter are governed by French law and shall be interpreted in accordance therewith. Any dispute relating thereto will be submitted to the competent courts within the jurisdiction of the Paris Court of Appeal.

Yours truly,

Euro Disney S.A.S.

by

Euro Disney S.A.S.
in its capacity as manager of
Euro Disney Associés S.C.A.

by

Accepted in the name and on behalf of  the Phase IA Banks party to the Phase IA Credit Facility Agreement

BNP Paribas
in its capacity as Agent
by

Accepted in the name and on behalf of the Phase IB Banks and Phase IB Lenders party to the Phase IB Credit Facility Agreement and Phase IB Advances Agreement and in the name of the IA Partners party to the Phase IA Partners Advances Agreement

CALYON
in its capacity as Agent
by

Accepted

Caisse des Dépôts et Consignations
by

Schedule A

Form of letter on the protection mechanism

Management Fees

[on Euro Disney S.A.S. headed note paper]

Euro Disney S.C.A.

Immeubles Administratifs

Route Nationale 34

77700 Chessy

1 December 2004

Dear Sirs,

Re: Management Fees

We refer to:

(i)                                    article IV of your statuts which provides for certain payments in our favour by way of remuneration for our management;

(ii)                                 the Common Agreement dated 10 August 1994 as amended and restated in accordance with the Common Agreement Amendment and Restatement dated 1 December 2004.

Terms defined in the statuts, in the Common Agreement and in the Common Agreement Amendment and Restatement have the same meanings for the purposes of this letter.

Notwithstanding the provisions of any other document:

(A)                             we agree to receive Management Fees on an annual rather than on a quarterly basis in respect of each of your Financial Years 2005 to 2014 inclusive, such remuneration being due and payable subject to (B) and (C) below, not later than five Business Days following the date on which the Agents receive the Performance Indicator Report, verified and confirmed, or, as the case may be, validated by the Expert, in accordance with the Common Agreement and the Covenants;

(B)                               we accept the deferral of the Management Fees due in respect of each of your Financial Years 2005 to 2009 inclusive, up to a total amount of €25 million, excluding taxes, in respect of each Financial Year, the amount so deferred constituting Subordinated Long Term Debt bearing interest at an annual rate of 12 months EURIBOR capitalised annually in accordance with article 1154 of the Civil Code until 1 January 2017; with effect from that date interest calculated at the above rate will become due and payable annually in arrear. Upon each deferral you will issue in our favour an acknowledgement of debt evidencing such Subordinated Long Term Debt including in substance the terms of the Promissory Note annexed to the Standby Revolving Credit Supplemental Agreement;

(C)                               we accept, without prejudice to the foregoing in respect of Financial Years 2007, 2008 and 2009, the deferral of Management Fees due in respect of each of your Financial Years 2007 to 2014 inclusive, if the Performance Indicator, or, as the case may be, the pro forma Performance Indicator for the relevant Financial Year (the “Financial Year PI”) is lower than the reference n°1 Performance Indicator for such Financial Year described in the schedule in an amount equal to the difference between reference Performance Indicator n° 1 and the Financial Year Performance Indicator, up to an amount of €25 million, excluding taxes, per Financial Year; the amount so deferred shall constitute Subordinated Long Term Debt bearing interest at an annual rate of 12 months EURIBOR capitalised annually in accordance with article 1154 of the Civil Code until 1 January 2017; with effect from that date interest calculated at the above rate will become due and payable annually in arrear. Upon each deferral you will issue in our favour an acknowledgement of debt evidencing such Subordinated Long Term Debt including in substance the terms of the Promissory Note annexed to the Standby Revolving Credit Supplemental Agreement.

The provisions of this letter will be for the exclusive benefit of Euro Disney Associés S.C.A. upon realisation of the Contribution in accordance with the Contribution Agreement.

This letter will cease to have any effect in the event of the provisions of article 3.2 (Royalties and Management Fees) of the Memorandum of Agreement being terminated in accordance with the provisions of article 7.7 (Termination) of the Memorandum of Agreement.

This letter is signed in the French language. In case of discrepancy between the French text and any other version which may exist in any other language, the French text shall prevail.

The provisions of this letter are governed by French law.  Any dispute relating thereto will be referred to the Paris Commercial Court.

Yours truly,

Euro Disney S.A.S.

Annex to the Letter

Reference Performance Indicator n° 1

Reference Sequence in million euros

Financial Year	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017 and beyond

Reference IP n° 1			282.5	305.4	313.1	317.2	340.6	352.7	365.8	380.6

Schedule B

AGREEMENT

BETWEEN :

EURO DISNEY S.A.S. (the « Management Company »)

of the one part

and

EURO DISNEY ASSOCIES S.C.A. (the « Operating Company»)

of the other part

WHEREAS:

The Management Company has been appointed manager of the Operating Company pursuant to the latter’s statuts.

The Operating Company is one of the Borrowers under a multi currency credit facility agreement, which operates by way of withdrawals or the issuance of letters of credit dated September 5, 1989 between (1) Euro Disneyland S.N.C. and the Operating Company (as Borrowers), (2) the Banks whose names are contained in schedule 1 thereto and (3) BNP Paribas (as Agent), as amended and restated on the Restatement Date (the « Credit Agreement »)

IT IS HEREBY AGREED AS FOLLOWS :

1.                                      DEFINITIONS

Expressions defined in the Credit Agreement, the Common Agreement or the Covenants have the same meanings for the purposes of this Agreement.

“Debt Service” means, in respect of any Period, all amounts which are due and payable by any member of the Group during such Period pursuant to the Credit Agreements, the CDC Agreement, the Phase IB Credit Facility Agreement, and the

Phase IB Advances Agreement as well as any taxes which are due and payable by them during such Period.

“Period” means a quarter, a year or any other period by reference to which turnover is taken into account in the calculation of Base Fee or Incentive Fee and following the expiration of which such Base Fee or Incentive Fee falls due.

“Statuts” means the Operating Company’s Statuts.

2.                                      DECLARATION - UNDERTAKINGS

The Management Company undertakes to comply with the payment terms of the Base Fee as provided in its letter to the Operating Company dated 1 December 2004 a copy of which is attached to this Agreement and hereby agrees to the payment deferral of the Management Fees resulting therefrom.  The Operating Company and the Management Company declare and acknowledge that no management fees have been paid since 1, January, 2003.

3.                                      DEFERRAL OF BASE FEE AND INCENTIVE FEE

Notwithstanding any contradictory provisions in the Statuts, the Management Company and the Operating Company agree that in the event that at the end of any Period, the Group’s cash was insufficient to pay the Debt Service in full as well as the Base Fee and Incentive Fee for that Period, the Operating Company will defer payment of Incentive Fee, and if such deferral is insufficient, payment of Base Fee which would be necessary to allow payment in full of Debt Service (or if the Group’s cash at the end of such Period is less than Debt Service, that part of the Debt Service which the available cash will cover) and the Operating Company will not be considered to have failed to comply with any obligation to the Management Company by reason of the deferral of the Incentive Fee and Base Fee pursuant to this Clause.  The portion of Incentive Fee and Base Fee so deferred will accumulate and be paid by the Operating Company to the Management Company at the end of the First Period at the end of which the Group’s cash is sufficient for this purpose to the extent of available cash after payment in full of all Debt Service in respect of Periods expired after that date.  No interest will accrue on the portion of Incentive fee so deferred.  Interest will only accrue on 33 1/3% of Base Fee so deferred.  Any portion of Incentive Fee and Base Fee deferred and remaining unpaid will only constitute an unsecured debt of the Operating Company.

4.                                      CLAWBACK

Notwithstanding any contradictory provision in the Statuts, the Management Company and the Operating Company agree that in the event of any amount of interest or principal due on the Phase IA Credit Facility Agreement, the CDC Agreement Relating to the Granting of Ordinary Loans, the Phase IB Credit Facility Agreement or the Phase IB Advances Agreement not being paid on its due date, the Management Company will immediately suspend payment of any amount due in respect of management fees and will pay to the Operating Company an amount equal to one half of any Base Fee paid to it in respect of the preceding Financial Year.  Such amount shall be applied first in settlement of the unpaid amount and will be a debt due and payable as soon as the Group’s cash is sufficient for such purpose, to the extent of cash available after payment in full of all Debt Service falling due up to such date.  Interest will only accrue on 33 1/3% of such debt.

5.                                      GENERAL PROVISIONS

(A)                             In the event of the Completion of Share Capital Increase or the Contribution not taking place by 31 March, 2005 and if, at the end of the consultation period provided for in paragraph (a) of clause 7.7 (Termination) of the Memorandum of Agreement, certain provisions of the Memorandum of Agreement were terminated in accordance with paragraph (b) of such clause 7.7 (Termination), the Agreement will automatically cease to have effect.

The termination of this Agreement will take effect on the date on which the termination of the Memorandum of Agreement takes effect.

(B)                               This Agreement will prevail over the agreement dated 10 August 1994 between the parties to this Agreement until 31 March 2005.  With effect from such date, unless this Agreement is terminated as provided in paragraph (A) above, the agreement of 10 August 1994 will cease to have effect.

(C)                               Headings: The headings to clauses of this Agreement are not to be taken into account in interpreting its provisions.

(D)                              Rights and limited recourse: Except as otherwise provided in any letter or instrument signed by the Management Company and the Operating Company and expressly referring to this Agreement, no provision of this Agreement will grant to any third party or create in favour of any third party any right or recourse whatsoever which would not have existed in the absence of this Agreement.

(E)                                Governing law: This agreement is governed by French law and shall be interpreted in accordance therewith.

(F)                                Jurisdiction: Any dispute which may arise in respect of this Agreement will be submitted to the exclusive jurisdiction of the Paris commercial court.

Made in Paris, on [•] 2004

EURO DISNEY S.A.S.

EURO DISNEY S.A.S.
in its capacity as manager of EURO DISNEY ASSOCIES S.C.A.
by

SCHEDULE IV -

First Part

Licence Supplemental Agreement
( (ii) of the definition)

FOURTH AMENDMENT TO THE LICENSE AGREEMENT

FOURTH AMENDMENT, dated as of November 30, 2004, to the license agreement dated as of February 28, 1989, as amended by a First Amendment dated as of January 1, 1991, a Second Amendment dated as of March 1, 1993 and a Third Amendment dated as of June 10, 1994 (the “License Agreement”).

BETWEEN:

The Walt Disney Company (Netherlands) B.V., a Dutch corporation, whose registered office is at Koningslaan 34, 1075 AD Amsterdam, Netherlands (the “Licensor”).

Disney Enterprises, Inc.; formerly known as The Walt Disney Company, a Delaware Corporation, whose registered office is at 500 South Buena Vista Street, 91521-1030 Burbank, USA (“DEI”).

AND:

Euro Disney S.C.A., formerly known as Euro Disneyland S.C.A, a French société en commandite par actions, whose registered office is at Immeubles Administratifs, RN 34, 77705 Chessy, registered with the Meaux Registry of Commerce under N°334 173 887 (the “Licensee”).

WITNESSETH:

Whereas, the Licensor is a temporary successor to DEI under the License Agreement pursuant to a License and Assignment Agreement dated as of July 1, 1992 between DEI and the Licensor;

Whereas, pursuant to a contribution agreement dated September 30, 2004 and amended on November 8, 2004 between the Licensee and Euro Disney Associés SCA (“EDA”), a société en commandite par actions with a capital of 109,997,848.20 euros, having its principal office at Immeubles Administratifs, Route Nationale 34, 77700 Chessy, the Licensee agreed to contribute substantially all its assets and liabilities to EDA (the “Contribution”);

Whereas, on November 29, 2004, the Licensor consented to the transfer of the Licensee’s rights and obligations under the License Agreement to EDA as a result of, and subject to, completion of the Contribution and authorized, subject to the same condition, EDA to enter into sub-licenses with Euro Disneyland SNC and Euro Disney SCA for the right to use “Euro Disneyland” and “Euro Disney” names in their corporate denominations;

Whereas, the parties agreed to amend the License Agreement subject to the same conditions;

The parties wish to amend the License Agreement as set forth herein.

NOW, THEREFORE, IT HAS BEEN AGREED AS FOLLOWS:

ARTICLE I

Definitions

Section 1.27 of the License Agreement shall be amended as follows:

“Management Company” shall mean Euro Disney S.A.S., a French société par actions simplifiées, acting in its capacity as manager of Licensee and Euro Disney S.C.A.”

ARTICLE II

Grant of License

A new paragraph (h) is added after paragraph (g) of Section 2.4. of Article II of the License Agreement, reading as follows:

“(h) The right to sublicense to Euro Disney S.C.A. the right to use the “Euro Disney” and “Euro Disneyland” names in its corporate denomination.”

ARTICLE III

Events of Default; Remedies

Paragraph (b) (ii) of Section 14.1 of Article XIV of the License Agreement shall be amended and restated as follows:

“(b) (ii) any person or entity that is not a Controlled Affiliate of Licensor becoming (A) an associé commandité or gérant of Euro Disney S.C.A. or Euro Disney Associés S.C.A. or (B) a gérant of Euro Disneyland S.N.C.”

ARTICLE IV

Effectiveness

This fourth amendment is subject to the condition precedent of, and will become effective immediately upon, completion of the Contribution.

ARTICLE V

No Other Amendment

All provisions of the License Agreement that are not expressly modified by this fourth amendment shall remain unchanged.

ARTICLE VI

Miscellaneous

Articles XVIII “Choice of Law” and XIX “Miscellaneous Provisions” of the License Agreement are incorporated herein by reference as if they had been fully restated herein.

IN WITNESS WHEREOF, the parties have caused this fourth amendment to be executed and delivered by their officers or duly constituted representatives thereunto duly authorized as of the date first above written.

[SIGNATURES BEGIN ON NEXT PAGE]

The Walt Disney Company (Netherlands) B.V.

By:

Disney Enterprises, Inc.

By: Joseph M. Santaniello

Euro Disney S.C.A.

By:

SCHEDULE IV -

Second Part

Licence Supplemental Agreement
((iii) of the definition)

[on The Walt Disney Company (Netherlands) B.V. headed note paper]

BNP Paribas
E.C.E.P.
Project Finance
37, place du Marché Saint Honoré
75001 Paris

CALYON
9, quai du Président Paul Doumer
92920 Paris La Défense

Caisse des Dépôts et Consignations
72 rue Pierre Mendès-France
75914 Paris Cedex 13

1 December 2004

Dear Sirs,

We enclose a copy of a letter sent by The Walt Disney Company (Netherlands) B.V. to Euro Disney S.C.A. (scheduled hereto).  Terms defined in the letter have the same meanings for the purposes of this letter.

We hereby confirm that, so long as any amount remains unpaid in respect of the CDC Loan Agreements, the CDC Second Park Agreements, the Phase IA Credit Facility Agreement, the Phase IB Credit Facility Agreement, the Phase IB Advances Agreement, the Phase IA Partners Advances Agreement, you will be entitled, in the case of CDC, in respect of the CDC Loan Agreements and the CDC Second Park Agreements, in the case of BNP Paribas, as Agent for the Phase IA Banks in respect of the Phase IA Credit Facility Agreement, and in the case of CALYON, as Agent for the Phase IB Banks and Phase IB Lenders in respect of the Phase IB Credit Facility Agreement and the Phase IB Advances Agreement and as Agent for the Phase IA Partners in respect of the Phase IA Partners Advances Agreement, to take all measures with a view to enforcing the provisions of the letter.

This letter is provided to you, in the case of CDC, in respect of the CDC Loan Agreements and the CDC Second Park Agreements, in the case of BNP Paribas, as Agent for the Phase

IA Banks in respect of the Phase IA Credit Facility Agreement, and in the case of CALYON, as Agent for the Phase IB Banks and Phase IB Lenders in respect of the Phase IB Credit Facility Agreement and the Phase IB Advances Agreement and as Agent for the Phase IA Partners in respect of the Phase IA Partners Advances Agreement, for your exclusive benefit and that of the institutions whose Agents are BNP Paribas and CALYON respectively.  No provision of this letter will grant any third party or will create in favour of any third party, other than such institutions, in their capacity as creditors under the Phase IA Credit Facility Agreement, the Phase IB Credit Facility Agreement, the Phase IB Advances Agreement, and the Phase IA Partners Advances Agreement, any right or recourse whatsoever which would not exist in the absence of this letter.

This letter will cease to have any effect in the event of the provisions of article 3.2 (Royalties and Management Fees) of the Memorandum of Agreement being terminated in accordance with the provisions of article 7.7 (Termination) of the Memorandum of Agreement.

The provisions of this letter are governed by and shall be construed in accordance with French law.  Any dispute relating thereto will be referred to the competent courts within the jurisdiction of the Paris Court of Appeal.

This letter is furnished in the English language and in the French language by us to you in connection with the financial restructuring of the Euro Disney project and is solely for the benefit of the Creditors and their respective assignees.  In the event of any discrepancy between the English version and the French version, the French version will prevail.

Yours truly,

The Walt Disney Company (Netherlands) B.V.

By

Accepted in the name and on behalf of the Phase IA Banks party to the Phase IA Credit Facility Agreement

BNP Paribas
in its capacity as Agent
by

Accepted in the name and on behalf of the Phase IB Banks and Phase IB Lenders party to the Phase IB Credit Facility Agreement and Phase IB Advances Agreement and in the name of the Phase IA Partners party to the Phase IA Partners Advances Agreement

CALYON
in its capacity as Agent
by

Accepted

Caisse des Dépôts et Consignations
by

Schedule

Form of Protection Mechanism Letter
Royalties

[on The Walt Disney Company (Netherlands) B.V. headed note paper]

Euro Disney S.C.A.
Immeubles Administratifs
Route Nationale 34
77700 Chessy

1 December 2004

Dear Sirs,

Re: Royalties

We refer to:

(i)               the Licence Agreement (as modified, the “Licence Agreement “) dated as of February 28, 1989 among Disney Enterprises, Inc. (formerly known as The Walt Disney Company), The Walt Disney Company (Netherlands) B.V. (the “Licensor”) as temporary successor thereof and Euro Disney S.C.A. (the “Licensee”);

(ii)            the Common Agreement dated 10 August 1994 as amended and restated in accordance with the Common Agreement Amendment and Restatement dated 1 December 2004;

(iii)         the letter dated 1 December 2004 from Euro Disney S.A.S. to you relating to Management Fees (the “Letter”).

Terms defined in the statuts, in the Common Agreement and in the Common Agreement Amendment and Restatement have the same meanings for the purposes of this letter.

Notwithstanding the provisions of any other document:

(A)                             we agree to receive Royalties on an annual rather than on a quarterly basis in respect of each of your Financial Years 2005 to 2014 inclusive (it being understood that other provisions of Section 6.1 of the Licence Agreement, including provisions regarding the determination of the amount of the Royalties which will continue to be determined on a quarterly basis, will continue to be applied in accordance with their current terms) such Royalties being due and payable subject to (B) and (C) below, not later than five Business Days following the date on which the Agents receive the Performance Indicator Report, verified and confirmed, or, as the case may be, validated by the Expert, in accordance with the Common Agreement and the Covenants.

(B)                               we accept the deferral of the Royalties due in respect of each of your Financial Years 2005 to 2009 inclusive, up to a total amount of €25 million, excluding taxes, per Financial Year (after deducting any deferred Management Fee in respect of such Financial Year in accordance with paragraph (B) of the Letter), the amount so deferred constituting Subordinated Long Term Debt bearing interest at an annual rate of 12 months EURIBOR capitalised annually in accordance with article 1154 of the Civil Code until 1 January 2017; with effect from that date interest calculated at the above rate will become due and payable annually in arrear. Upon each deferral you will issue in our favour a promissory note evidencing such Subordinated Long Term Debt including in substance the terms of the Promissory Note annexed to the Standby Revolving Credit Supplemental Agreement;

(C)                               we accept, without prejudice to the foregoing in respect of Financial Years 2007, 2008 and 2009, the deferral of Royalties due in respect of each of your Financial Years 2007 to 2014 inclusive, if the Performance Indicator, or, as the case may be, the pro forma Performance Indicator for the relevant Financial Year (the “Financial Year PI”) is lower than the reference n°1 Performance Indicator for such Financial Year as described in the schedule in an amount equal to the difference between reference Performance Indicator n° 1 and the Financial Year Performance Indicator, up to an amount of €25 million, excluding taxes, per Financial Year (after deduction of any deferred Management Fee amount for the same Financial year in accordance with paragraph (C) of the Letter); the amount so deferred shall constitute Subordinated Long Term Debt bearing interest at an annual rate of 12 months EURIBOR capitalised annually in accordance with article 1154 of the Civil Code until 1 January 2017; with effect from that date interest calculated at the above rate will become due and payable annually in arrear. Upon each deferral you will issue in our favour a promissory note evidencing such Subordinated Long Term Debt including in substance the terms of the Promissory Note annexed to the Standby Revolving Credit Supplemental Agreement.

The provisions of this letter will be for the exclusive benefit of Euro Disney Associés S.C.A. as Licensee upon realisation of the Contribution in accordance with the Contribution Agreement. In addition, all rights and obligations of the Licensor pursuant to this letter will be deemed transferred to, and inure to the benefit of, any successors to the Licensor under the Licence Agreement.

This letter will cease to have any effect in the event of the provisions of article 3.2 (Royalties and Management Fees) of the Memorandum of Agreement being terminated in accordance with the provisions of article 7.7 (Termination) of the Memorandum of Agreement.

The provisions of this letter are governed by French law.  Any dispute relating thereto will be referred to the Paris Commercial Court.

Yours truly,

The Walt Disney Company (Netherlands) B.V.

By:

Signed by way of agreement by
Disney Enterprises, Inc.

By:

Annex to the Letter

Reference Performance Indicator n° 1

Reference Sequence in million euros

Financial Year	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017 and beyond
Reference IP n° 1			282.5	305.4	313.1	317.2	340.6	352.7	365.8	380.6

SCHEDULE IV -

Part Three

Letter from Disney Enterprises, Inc.
( (iv) of the definition)

Draft of November 19, 2004

(Letterhead of Disney Enterprises, Inc.)

To:	BNP Paribas
E.C.E.P.
Project Finance
37, place du Marché Saint Honoré
75001 PARIS

as Agent for the Phase IA Banks

To:	Caisse des Dépôts et Consignations
73, avenue Pierre Mendès-France
75003 PARIS

To :	CALYON
9, quai du Président Paul Doumer
92920 PARIS LA DEFENSE CEDEX

As Agents for the Creditors which are parties
to the Phase IA Credit Facility Agreement,
the Phase IA Partners’ Advances Agreement,
the Phase IB Credit Facility Agreement and
the Phase IB Advances Agreement
1 December 2004

Dear Sirs,

Re:  License Agreement

1.                                      We refer to (i) the License Agreement (as modified, the “License Agreement”) dated as of February 28, 1989 among Disney Enterprises, Inc. (formerly known as The Walt Disney Company), The Walt Disney Company (Netherlands) B.V. (the “Licensor”) as temporary successor thereof and Euro Disney S.C.A. (the “Licensee”), (ii) the Common Agreement dated August 10, 1994 as amended and restated in accordance with the Common Agreement Amendment and Restatement dated 1 December 2004;

and (iii) the letter dated 1 December 2004 from the Licensor to the Licensee relating to Royalties (the “Letter”).

2.                                      Terms defined in the License Agreement, in the Common Agreement and in the Common Agreement Amendment and Restatement have the same meanings for the purposes of this letter.

3.                                      This is to confirm that should the rights of the Licensor resulting from the License and Assignment Agreement, dated as of July 1, 1992, as amended be assigned to another of our subsidiaries (the “Assignee”), we will cause the Assignee to assume the undertakings of the Licensor resulting from the Letter or assume them ourselves , should the Licence and Assignment Agreement terminate;

4.                                      (a)  This letter and the rights and obligations of the parties hereunder shall be construed in accordance with and be governed by the laws of the State of New York without regard to the conflict of law principles thereof.  Any legal action or proceeding against us with respect to this letter shall be brought exclusively in the courts of the State of New York or of the United States for the Southern District of New York, and by execution and delivery of this letter we hereby irrevocably accept the jurisdiction of the aforesaid courts.

(b)  We hereby irrevocably waive any objection which we may now or hereafter have to the laying of venue of any of the aforesaid action or proceeding arising out of or in connection with this letter brought in the courts referred to in paragraph (a) above and hereby further irrevocably waive and agree not to plead or claim in any such court that such action or proceeding brought in any such court has been brought in an inconvenient forum.

This letter is furnished in the English language by us to you in connection with the financial restructuring of the Euro Disney project and is solely for the benefit of the Creditors and their respective assignees.

Very truly yours,
Disney Enterprises, Inc.

By

Agreed and accepted on behalf of the
Creditors that are parties to the Phase IA
Credit Facility Agreement

BNP Paribas
as Agent

By

Agreed and accepted on behalf of the
Creditors that are parties to the Phase IA
Partners’ Advances Agreement the Phase
IB Credit Facility Agreement and the
Phase IB Advances Agreement

CALYON
as Agent
By

Agreed and accepted
Caisse des Dépôts et Consignations

By

SCHEDULE V -

Covenants

[See Exhibit 4.17 (c) of the Form 20-F]